SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT
                               COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commisison that it herewith registers under and pursuant to the provisions of Seciton 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                         FS VARIABLE ANNUITY ACCOUNT FIVE

Address of Principal Business Office:

                              c/o First SunAmerica Life Insurance Company
                              1 SunAmerica Center
                              Los Angeles, California 90067-6022

Telephone:                    (310) 772-6000

Name and Address of agent for service of process:

                              Susan L. Harris, Esq.
                              c/o SunAmerica Inc.
                              1 SunAmerica Center
                              Los Angeles, California 90067-6022

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                       Yes:  X               No:


Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Los Angeles and the State of California on September 19, 1997.


                              FS VARIABLE ANNUITY ACCOUNT FIVE
                                         (Registrant)


                        By:   FIRST SUNAMERICA LIFE INSURANCE COMPANY
                                          (Depositor)

Attest:

By:    /s/ CAROL YEE                 By:    /s/ SUSAN L. HARRIS
    _____________________________        _______________________________
        Carol Yee                            Susan L. Harris
                                             Senior Vice President